UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 15, 2020

Chesapeake Utilities Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Silver Lake Boulevard, Dover, Delaware	19904
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:302. 734.6799

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - par value per share $0.4867	CPK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 8, 2015, Chesapeake Utilities Corporation (the “Company”) entered into an uncommitted Private Shelf Agreement (the “Private Shelf Agreement”) with PGIM, Inc., formerly known as Prudential Investment Management, Inc. (“Prudential”), and other purchasers that may become a party thereto. Pursuant to the terms of the Private Shelf Agreement, the Company could request that Prudential purchase, over the three-year period beginning on October 8, 2015, up to $150 million of the Company’s unsecured senior promissory notes at a fixed interest rate agreed upon by the parties and with a maturity date not to exceed twenty (20) years from the date of issuance (the “Shelf Notes”). On April 21, 2017, the Company issued $70 million of Shelf Notes, leaving $80 million of unsecured promissory notes available for purchase during the remainder of the term of the Private Shelf Agreement.

On September 14, 2018, Prudential and the Company entered into an amendment to the Private Shelf Agreement (the Private Shelf Agreement, as amended, is referred to herein as the “Amended Private Shelf Agreement”). Pursuant to the terms of the Amended Private Shelf Agreement, the Company may request that Prudential and other purchasers that may become a party thereto, purchase over the period expiring August 20, 2021, up to $150 million of new unsecured promissory notes. On August 13, 2019, the Company issued $100 million of Shelf Notes, leaving $50 million of unsecured promissory notes available for purchase during the remainder of the term of the Amended Private Shelf Agreement.

On January 10, 2020, the Company submitted to Prudential a formal request (the “Request for Purchase”) that Prudential, and such other purchasers that may become a party to the Amended Private Shelf Agreement (collectively, the “Note Holders”), purchase thereunder $50 million of the Company’s Shelf Notes on or before July 15, 2020 (the “New Shelf Notes”). On January 15, 2020, the Request for Purchase was accepted and confirmed by the purchasers. The Company anticipates using the proceeds received from the issuances of the New Shelf Notes to reduce short-term borrowings under the Company’s revolving credit facility, lines of credit and/or to fund capital expenditures. The following is a summary of the material terms to which the New Shelf Notes will be subject:

(a)    Principal Payments and Maturity Dates: The New Shelf Notes require annual principal payments of $5.0 million commencing on July 15, 2026. The entire outstanding principal balance of the New Shelf Notes is due and payable on July 15, 2035.

(b)    Interest: The New Shelf Notes will bear interest at the rate of 3.00% per annum. Interest payments are due quarterly on October 15, January 15, April 15 and July 15 of each year, commencing on October 15, 2020. All accrued but unpaid interest due under the New Shelf Notes is payable on July 15, 2035.

(c)    Prepayment, Acceleration and Events of Default: The Company may be required to prepay the entire outstanding principal balance of the New Shelf Notes, and all accrued but unpaid interest thereon, if (i) the aggregate net book value of all the assets that are used in the regulated utilities business segments of the Company and its subsidiaries is less than 50% of Consolidated Total Assets of the Company and its subsidiaries; and (ii) the holder of such New Shelf Notes declares it to be due and payable. The Company may, at its option, prepay the New Shelf Notes in whole or in part at any time upon payment of a prepayment premium, subject to certain payment amount limitations and notice requirements. The New Shelf Notes may be accelerated by one or more of the Note Holders upon the occurrence of payment defaults of the New Shelf Notes, certain other indebtedness and obligations of the Company, and other events of default. The New Shelf Notes are automatically accelerated upon the occurrence of any bankruptcy, insolvency or similar event. The Amended Private Shelf Agreement includes customary events of default to which the New Shelf Notes are subject, including payment default on the New Shelf Notes and certain other indebtedness and obligations of the Company and bankruptcy, insolvency or similar events.

(d)    Covenants: The Amended Private Shelf Agreement sets forth certain business and financial covenants to which the Company is subject when any New Shelf Note is outstanding, including covenants that limit or restrict the Company and its subsidiaries to incur indebtedness and to incur certain liens and encumbrances on any of its property.

The Amended Private Shelf Agreement and the form of the New Shelf Notes to be issued under the Amended Private Shelf Agreement are not being disclosed herewith pursuant to Item 601(b)(4)(v) of Regulation S-K under the Securities Act of 1933, as amended. The Company agrees to furnish a copy of the Amended Private Shelf Agreement and the form of the New Shelf Note to the Securities and Exchange Commission upon request.

This Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy any New Shelf Notes. The New Shelf Notes will not be and have not been registered under the Securities Act of 1933, as amended or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

January 16, 2020	By:	Beth W. Cooper
	Name:	Beth W. Cooper
	Title:	Executive Vice President and Chief Financial Officer